Exhibit 10.3

[EXECUTION VERSION]

NORTHWEST PIPE COMPANY

AMENDED AND RESTATED

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

MAY 31, 2007

$15,000,000 8.75% SERIES A SENIOR SECURED NOTES DUE FEBRUARY 25, 2014

$60,000,000 PRIVATE SHELF FACILITY

i

4.	PREPAYMENTS.			11

	4A.	Required Prepayments of Series A Notes.		11

	4B.	Required Prepayments of Shelf Notes.		12

	4C.	Optional Prepayment.		12

	4D.	Payments Under Intercreditor Agreement.		12

	4E.	Notice of Optional Prepayment.		12

	4F.	Partial Payments Pro Rata.		12

	4G.	Retirement of Notes.		13

5.	AFFIRMATIVE COVENANTS.			13

	5A.	Financial Statements; Notice of Defaults.		13

	5B.	Notices; Reports.		14

	5C.	Inspection of Property.		15

	5D.	Information Required by Rule 144A.		15

	5E.	Maintenance of Properties; Preservation of Rights.		15

	5F.	Compliance With Laws.		16

	5G.	Insurance.		16

	5H.	Corporate Existence.		16

	5I.	Payment of Taxes and Claims.		16

	5J.	Subsequent Guarantors.		16

	5K.	Maintenance of Most Favored Lender Status.		17

	5L.	Further Assurances.		18

6.	NEGATIVE COVENANTS.			18

	6A.	Financial Covenants.		18

		6A(1).	Consolidated Total Debt to EBITDA Ratio	18

		6A(2).	Consolidated Tangible Net Worth	18

		6A(3).	Consolidated Fixed Charge Coverage Ratio	18

		6A(4).	Consolidated Senior Funded Debt to EBITDA Ratio	18

	6B.	Restricted Payments.		19

	6C.	[Intentionally Omitted].		19

	6D.	Other Indebtedness.		19

	6E.	Liens.		20

	6F.	Loans, Advances and Investments.		21

	6G.	Merger and Consolidation; Transfer of Assets.		22

	6H.	[Intentionally Omitted].	22

	6I.	Sale of Stock and Indebtedness of Subsidiaries.	22

	6J.	Related Party Transactions.	23

	6K.	Compliance with Asset Coverage Ratio.	23

	6L.	Permitted Acquisition.	23

	6M.	Use of Proceeds.	23

	6N.	Terrorism Sanctions Regulations	23

7.	EVENTS OF DEFAULT		24

	7A.	Acceleration.	24

	7B.	Rescission of Acceleration.	27

	7C.	Notice of Acceleration or Rescission.	27

	7D.	Other Remedies.	28

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES.		28

	8A.	Organization.	28

	8B.	Financial Statements.	28

	8C.	Actions Pending.	29

	8D.	Outstanding Debt.	29

	8E.	Title to Properties.	29

	8F.	Taxes.	29

	8G.	Conflicting Agreements and Other Matters.	30

	8H.	Offering of Notes.	30

	8I.	Use of Proceeds.	30

	8J.	ERISA.	31

	8K.	Governmental Consent.	31

	8L.	Compliance With Laws.	31

	8M.	Disclosure.	31

	8N.	Hostile Tender Offers.	32

	8O.	Regulatory Status.	32

	8P.	Absence of Financing Statements.	32

	8Q.	Collateral Documents.	32

	8R.	Foreign Assets Control Regulations, etc	32

9.	REPRESENTATIONS OF THE PURCHASERS		33

	9A.	Nature of Purchase.	33

	9B.	Source of Funds.	33

10.	DEFINITIONS; ACCOUNTING MATTERS.		35

	10A.	Yield-Maintenance Terms	35

	10B.	Other Terms	36

	10C.	Accounting Principles, Terms and Determinations.	49

11.	MISCELLANEOUS		49

	11A.	Note Payments.	49

	11B.	Expenses.	50

	11C.	Consent to Amendments.	50

	11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes.	51

	11E.	Persons Deemed Owners; Participations.	52

	11F.	Survival of Representations and Warranties; Entire Agreement	52

	11G.	Successors and Assigns.	52

	11H.	Independence of Covenants.	52

	11I.	Notices.	52

	11J.	Payments Due on Non-Business Days.	53

	11K.	Severability.	53

	11L.	Descriptive Headings.	53

	11M.	Satisfaction Requirement.	53

	11N.	Governing Law.	54

	11O.	Severalty of Obligations.	54

	11P.	Counterparts.	54

	11Q.	Binding Agreement.	54

	11R.	No Novation	54

	11S.	Confidentiality	54

	11T.	Jury Waiver.	55

	11U.	Personal Jurisdiction.	56

	11V.	Acknowledgment of Notice	56

Schedules and Exhibits

Purchaser Schedule

Information Schedule

Schedule 6D	—	Existing Indebtedness
Schedule 6E	—	Existing Liens
Schedule 7A(xiii)	—	Material Terms of POZ-LOK Class Action Settlement
Schedule 8G	—	Debt Agreements Which Restrict the Incurrence of Indebtedness

Exhibit A-1	—	Form of Series A Note
Exhibit A-2	—	Form of Shelf Note

Exhibit B	—	[Intentionally Omitted]

Exhibit C	—	Form of Request for Purchase

Exhibit D	—	Form of Confirmation of Acceptance

Exhibit E	—	Form of Multiparty Guaranty

Exhibit F	—	Form of Indemnity and Contribution Agreement

Exhibit G	—	Form of Intercreditor Agreement

Exhibit H	—	Form of Security Agreement

Exhibit I-1	—	Form of Series A Legal Opinion
Exhibit I-2	—	Form of Shelf Opinion

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NORTHWEST PIPE COMPANY

200 SW Market Street, Suite 1800

Portland, Oregon 97201

As of February 25, 2004

Amended and Restated as of

May 31, 2007

Prudential Investment Management, Inc.

The Prudential Insurance Company of America

Prudential Retirement Insurance and Annuity Company

Each Prudential Affiliate (as hereinafter defined)

        which becomes bound by certain provisions

        of this Agreement as hereinafter provided

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

Ladies and Gentlemen:

The undersigned, Northwest Pipe Company, an Oregon corporation (the “Company”), hereby agrees with you as follows:

1.	AUTHORIZATION OF ISSUE OF NOTES

1A.	Authorization of Issue of Series A Notes.

The Company issued and sold its Series A Senior Secured Notes (the “Series A Notes”) in the aggregate principal amount of $15,000,000, dated as of February 25, 2004, to mature February 25, 2014, bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 8.75% per annum and on any overdue payment of principal, interest or Yield-Maintenance Amount at the rate specified in the Series A Notes, and substantially in the form of Exhibit A-1 attached hereto.

The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision. Certain capitalized terms used in this Agreement are defined in paragraph 10; references to a paragraph are, unless otherwise specified, to one of the paragraphs of this Agreement and references to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement.

1B.	Authorization of Issue of Shelf Notes.

The Company has authorized the issue of additional senior secured promissory notes (the “Shelf Notes”) in an aggregate principal amount of up to $60,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 7 years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-2 attached hereto.

The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.	PURCHASE AND SALE OF NOTES

2A.	[Intentionally Omitted].

2B.	Purchase and Sale of Shelf Notes.

2B(1).	Facility.

Subject to paragraph 2B(2), PIM is willing to consider, in its sole discretion and within limits which may be authorized for purchase by PIM and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of PIM to consider such purchase of Shelf Notes is herein called the “Facility.” At any time, (i) $60,000,000, minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Shelf Notes which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time. The Company hereby acknowledges that, on the date of the amendment and restatement hereof, the current Available Facility Amount is $35,000,000 (after giving effect to the issuance and sale of the following Shelf Notes: (a) the Company’s 8.47% Series B Senior Secured Promissory Term Notes issued to Prudential and PRIAC on June 21, 2004, to mature June 21, 2014, in the aggregate original principal amount of $10,500,000, (b) the Company’s 7.36% Series C Senior Secured Promissory Term Notes issued to Prudential and PRIAC on October 26, 2004, to mature October 26,

2014, in the aggregate original principal amount of $10,000,000, and (c) the Company’s 7.32% Series D Senior Secured Promissory Term Notes issued to Prudential on January 24, 2005, to mature January 24, 2015, in the aggregate original principal amount of $4,500,000). NOTWITHSTANDING THE WILLINGNESS OF PIM TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PIM NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PIM OR ANY PRUDENTIAL AFFILIATE.

2B(2).	Issuance Period.

Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of the amendment and restatement hereof (or if such day is not a Business Day, the Business Day next preceding such day) and (ii) the thirtieth day after PIM shall have given to the Company, or the Company shall have given to PIM, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

2B(3).	Request for Purchase.

The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to PIM by facsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 10 years from the date of issuance), principal prepayment dates and amounts (which shall result in an average life of no more than 7 years), and the Designated Spread of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 7 days and not more than 20 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default and (vii) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by PIM.

2B(4).	Rate Quotes.

Not later than five Business Days after the Company shall have given PIM a Request for Purchase pursuant to paragraph 2B(3), PIM may, but shall be under no obligation to, provide to the Company by telephone interest rate quotes for the several principal amounts, maturities and principal prepayment schedules of Shelf Notes specified in such Request for Purchase. Each such quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes, until such balance shall have become due and payable, at which PIM or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5).	Acceptance.

Within 2 minutes after PIM shall have provided any interest rate quotes pursuant to paragraph 2B(4), or such shorter period as PIM may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying PIM by telephone or facsimile within the Acceptance Window (but not earlier than 9:30 a.m. or later than 1:30 p.m. (or such later time as PIM may agree), New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Shelf Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies PIM of an Acceptance with respect to any Accepted Shelf Notes is herein called the “Acceptance Day” for such Accepted Shelf Notes. Any interest rate quotes as to which PIM does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraphs 2B(2) and 2B(6) and the other terms and conditions hereof, the Company agrees to sell to PIM or a Prudential Affiliate, and PIM agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Shelf Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, PIM and each Prudential Affiliate which is to purchase any such Accepted Shelf Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to PIM by facsimile a Confirmation of Acceptance with respect to any Accepted Shelf Notes within two Business Days following receipt thereof from PIM by facsimile, PIM may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Shelf Notes by so notifying the Company in writing by facsimile.

2B(6).	Market Disruption.

Notwithstanding the provisions of paragraph 2B(5), if PIM shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to PIM in accordance with paragraph 2B(5), the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies PIM of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and PIM promptly shall notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7).	Facility Closings.

Not later than 1:30 p.m. (New York City local time) on the Closing Day for any Accepted Shelf Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, Four Embarcadero Center, Suite 2700, San Francisco, California 94111 (or such other address as PIM may specify in writing), the Accepted Shelf Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Shelf Notes to be purchased on such Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account(s) specified in the Request for Purchase of such Shelf Notes. If the Company fails to tender to any Purchaser the Accepted Shelf Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Shelf Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:00 p.m., New York City local time, on such scheduled Closing Day notify PIM (which notification shall be deemed received by each Purchaser) in writing by facsimile whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to PIM (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee, if applicable, in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled and the Company will pay the Cancellation Fee as provided in paragraph 2B(8)(iv). In the event that the Company shall fail to give such notice referred to in the preceding sentence, PIM (on behalf of each Purchaser) may at its election, at any time after 2:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing by facsimile that such closing is to be canceled and the Company is obligated to pay the Cancellation Fee as provided in paragraph 2B(8)(iv). Notwithstanding anything to the contrary contained in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Shelf Notes on not more than one (1) occasion, unless PIM shall have otherwise consented in writing.

2B(8).	Fees.

2B(8)(i). Structuring Fee.

In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, the Company will have paid to PIM, on or before the Series A Closing Day, a non-refundable fee in the aggregate amount of $175,000 (herein called the “Structuring Fee”).

2B(8)(ii). Draw Fees.

The Company will pay to PIM in immediately available funds a fee (herein called a “Draw Fee”) on each Closing Day (other than the Series A Closing Day) in an amount equal to 0.20% of the aggregate principal amount of Notes sold on such Closing Day.

2B(8)(iii). Delayed Delivery Fee.

If the closing of the purchase and sale of any Accepted Shelf Note is delayed for any reason beyond the original Closing Day for such Accepted Shelf Note, the Company will pay to PIM on (x) the Cancellation Date or actual closing date of such purchase and sale or (y) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Shelf Note, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY—MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Shelf Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by PIM on the date PIM receives notice of the delay in the closing for such Accepted Shelf Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by PIM each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Shelf Note (in the case of the first such payment with respect to such Accepted Shelf Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Shelf Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Shelf Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Shelf Note on any day other than the Closing Day for such Accepted Shelf Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv). Cancellation Fee.

If the Company at any time notifies PIM in writing that the Company is canceling the closing of the purchase and sale of any Accepted Shelf Note, or if PIM notifies the

Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Shelf Note is to be canceled, or if the closing of the purchase and sale of such Accepted Shelf Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by PIM) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by PIM) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Shelf Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by such publicly available source of such market data as is then customarily used by PIM. Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3.	CONDITIONS OF CLOSING.

3A.	[Intentionally Omitted].

3B.	Conditions to Each Closing.

The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the applicable Closing Day, of the following conditions:

3B(1).	Representations and Warranties; No Default.

The representations and warranties contained in this Agreement and each of the other Transaction Documents shall be true on and as of the applicable Closing Day (both before and after giving effect to the issuance and purchase of Notes on such Closing Day); if the Company provides updated disclosure schedules regarding the representations and warranties of paragraph 8, the same shall be acceptable to PIM; and there shall exist on such Closing Day (both before and after giving effect to the issuance and purchase of Notes on such Closing Day) no Event of Default or Default.

3B(2).	Purchase Permitted by Applicable Laws.

The purchase of and payment for the Notes to be purchased by such Purchaser on the applicable Closing Day (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax (excluding taxes on the revenue and net income of such Purchaser), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

3B(3).	Payment of Fees.

The Company shall have paid any fees due pursuant to or in connection with this Agreement, including any Draw Fee due pursuant to paragraph 2B(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii) and the reasonable fees, charges and disbursements of the Purchasers’ special counsel. In addition, all taxes due in connection with the preparation, execution, delivery, filing, recordation, registration and notarization of any Transactions Documents or any document furnished under or in connection with any Transactions Documents shall have been paid in full by the Company and such Purchaser shall have received evidence thereof reasonably satisfactory to such Purchaser.

3B(4).	Delivery of Certain Documents.

Each Purchaser shall have received (unless otherwise agreed by it):

(i) the Notes(s) to be purchased by such Purchaser;

(ii) Certified copies of the resolutions of the Board of Directors of each of the Credit Parties authorizing the execution and delivery of the Transaction Documents to which such Person is a party and, in the case of the Company, authorizing the issuance of the Notes, and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Transaction Documents to which such Credit Party is a party and the Notes (in the case of the Company);

(iii) a certificate of the Secretary or an Assistant Secretary of each of the Credit Parties certifying the names and true signatures of the officers of such Credit Party authorized to sign the Transaction Documents to which such Person is a party and, in the case of the Company, the Notes, to be delivered hereunder;

(iv) the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, certifying that the conditions specified in paragraph 3B(1) have been satisfied;

(v) Certified copies of the Certificate of Incorporation or Articles of Incorporation (or similar constitutive documents), as applicable, and By-laws of each of the Credit Parties;

(vi) An opinion of Ater Wynne LLP, counsel to the Credit Parties (or such other counsel designated by the Credit Parties and acceptable to the Purchaser(s)) substantially in the form of Exhibit I-1 (in the case of the Series A Notes) or Exhibit I-2 (in the case of any Shelf Notes) attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(vii) A good standing certificate for each Credit Party from the Secretaries of State of each Credit Party’s state of formation, good standing certificates for each Credit Party from such other states as such Purchaser may reasonably request, and such other evidence of the status of each Credit Party as such Purchaser may reasonably request, each dated as of a recent date;

(viii) Certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name any of the Credit Parties (under their present name and previous names) as debtor and which are filed in the offices of each Credit Party’s state of formation and any other state as reasonably requested by such Purchaser, together with copies of such financing statements; and

(ix) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B(5).	Execution and Delivery of Joinder Agreements.

Each Purchaser that at such time is not a party to the Intercreditor Agreement (and each other party then required to be a party to the Intercreditor Agreement pursuant to the terms thereof, if such party is not then a party to the Intercreditor Agreement) shall execute and deliver a duly completed Joinder Agreement (Secured Creditor) or a Joinder Agreement (Additional Credit Party) (each as defined in the Intercreditor Agreement), as applicable, to the other parties to the Intercreditor Agreement at such time and any other Persons executing and delivering any such joinder agreements at such time.

3B(6).	No Material Adverse Effect.

Since (i) with respect to the closing for the Series A Notes, September 30, 2003, and (ii) with respect to the closing of any Shelf Notes, the last day of the fiscal year of the Company most recently completed prior to the applicable Closing Day with respect to which audited financial statements have been delivered to the holders of the Notes, there shall not have occurred or be threatened any condition, event or act which has had or could reasonably be expected to result in a Material Adverse Effect.

3B(7).	Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes to be purchased by such Purchaser.

3C.	Conditions to May 31, 2007 Amendment and Restatement.

The effectiveness of the amendment and restatement effected by this Agreement is subject to the satisfaction of the following conditions:

3C(1).	Bank Facility.

The Company shall have delivered to PIM fully executed copies of the Bank Credit Agreement and each of the other instruments and agreements executed and/or delivered in connection therewith, each certified as true, correct and complete by an Authorized Officer of the Company and with terms and conditions satisfactory to PIM. Each of the conditions precedent in the Bank Credit Agreement shall have been previously or concurrently satisfied as of the date of the amendment and restatement hereof.

3C(2).	Other Documents.

PIM shall have received the following documents, each duly executed and delivered by the party or parties thereto and in form and substance satisfactory to PIM:

(i) the Second Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of the date of the amendment and restatement hereof, by and among the Credit Parties, Prudential, PIM, PRIAC, the other holders from time to time of the Notes, the Banks and the Collateral Agent, and each of the other parties signatory thereto, in the form of Exhibit G hereto (as further amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

(ii) the Third Amended and Restated Security Agreement, dated as of the date of the amendment and restatement hereof, by and between the Company, as grantor, and the Collateral Agent, as secured party, for the benefit of the Banks, Prudential, PIM, PRIAC and the other holders from time to time of Notes, in the form of Exhibit H hereto (as it may be further amended, supplemented or otherwise modified from time to time, the “Security Agreement”); and

(iii) such other certificates, documents and agreements as PIM may request (including those referenced in paragraph 3B).

3C(3).	Delivery of Certificates of Insurance and Binders.

PIM shall have received a copy of a certificate of insurance from an independent insurance broker, dated as of or near the date of the amendment and restatement hereof, identifying insurers, types of insurance, insurance limits, policy terms, and otherwise confirming that insurance has been obtained in accordance with the provisions of this Agreement and the other Transaction Documents, together with evidence satisfactory to such Purchasers that the Collateral Agent has been named loss payee (on Form 438 BFU or a similar form) with respect to the property insurance and an “additional insured” with respect to the general liability insurance.

3C(4).	Collateral.

The Collateral Documents shall be in full force and effect. All actions necessary to perfect (and to maintain perfection of) the Liens of the Collateral Agent in the Collateral (including, without limitation, the filing of all appropriate financing statements and the recording of all appropriate documents with appropriate governmental authorities) shall have been taken in accordance with the terms and provisions of the Collateral Documents, to the extent that such actions are permitted under applicable law. The Liens of the Collateral Agent in the Collateral shall be valid and enforceable and the Collateral shall be subject to no other Liens, other than Liens permitted pursuant to paragraph 6E. All recording, subscription and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings shall have been paid, or caused to be paid, in full by the Company to the extent then required in accordance with the terms of the Collateral Documents.

3C(5).	Amendment and Restatement Structuring Fee.

The Company shall have paid to, or as directed by, PIM in immediately available funds, on or before the date of the amendment and restatement hereof, a non-refundable structuring fee of $50,000.

3C(6).	Payment of Legal Fees and Expenses.

The Company shall have paid the reasonable fees, charges and disbursements of Bingham McCutchen LLP, special counsel to Prudential, PIM and PRIAC, related to the preparation and negotiation of this Agreement and the other documents described in this Section 3C.

4.	PREPAYMENTS.

The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C and 4D.

4A.	Required Prepayments of Series A Notes.

Until the Series A Notes shall be paid in full, the Company shall apply to the prepayment of the principal amount of the Series A Notes, without Yield-Maintenance Amount, the sum of $2,142,857.14 on February 25 of each year, commencing on February 25, 2008 through and including February 25, 2013, and such principal amounts of the Series A Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Series A Notes, together with interest accrued thereon, shall become due on the maturity date of the Series A Notes.

4B.	Required Prepayments of Shelf Notes.

Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4C.	Optional Prepayment.

The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part in (in integral multiples of $100,000 and in a minimum amount of $1,000,000) at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of remaining required payments of principal on a pro rata basis.

4D.	Payments Under Intercreditor Agreement.

The Notes of each Series prepaid with a distribution made pursuant to the Intercreditor Agreement shall be made at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4D shall be applied in satisfaction of remaining required payments of principal for such Series in the inverse order of their scheduled due dates.

4E.	Notice of Optional Prepayment.

The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4C irrevocable written notice of such prepayment not less than 5 Business Days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate principal amount of the Notes of such Series to be prepaid on such date, (iii) the principal amount of the Notes of such Series held by such holder to be prepaid on that date and (iv) that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each holder of the Notes of such Series which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4F.	Partial Payments Pro Rata.

In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4C or 4D, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series according to the respective outstanding principal amounts thereof.

4G.	Retirement of Notes.

The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B, 4C or 4D or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder.

5.	AFFIRMATIVE COVENANTS.

During the Issuance Period and so long thereafter as any Note or other amount owing under this Agreement or any other Transaction Document shall remain unpaid, the Company covenants as follows:

5A.	Financial Statements; Notice of Defaults.

The Company covenants that it will deliver to each holder of any Notes in duplicate:

(i) within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly period), consolidating (by division and product line) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position, subject to changes resulting from year-end adjustments and the absence of all required footnotes;

(ii) within 105 days after the end of each fiscal year, consolidating (by division and product line) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and prepared in accordance with GAAP and, as to the consolidated statements, reported on by independent public accountants of recognized national standing, selected by the Company whose report shall be without a “going concern” or like qualification or exception and without limitation as to scope of the audit and, as to the consolidating statements, certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position;

(iii) promptly upon their becoming available, (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly required by such holder), and each prospectus and all amendments thereto filed by the

Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole;

(iv) promptly upon receipt thereof, a copy of any other credit agreement or similar agreement to which the Company or any Subsidiary is a party not previously delivered pursuant to which the credit commitments available to the Company or any Subsidiary, individually or in the aggregate, and/or outstanding principal indebtedness incurred equals or exceeds $10,000,000, a copy of each notice of default or noncompliance received by the Company or any of its Subsidiaries with respect thereto, and promptly following execution and delivery thereof, a copy of any amendment, waiver or other modification of any such agreement;

(v) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

(vi) with reasonable promptness, such other financial data as a holder of Notes may reasonably request.

Together with each delivery of financial statements required by clause (i) above, the Company will deliver to each holder of Notes an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6C, 6D, 6F, 6G, 6H and 6K and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto

Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each holder of Notes an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6C, 6D, 6F, 6G, 6H and 6K and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B.	Notices; Reports.

The Company shall, and shall cause each Subsidiary to:

(i) As soon as practicable, and in any event no later than 5 days after (a) the occurrence of any Default or Event of Default, (b) the institution of any litigation, suit or administrative proceeding affecting the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or which involves a claim for monetary damages against the Company or any Subsidiary in excess of $1,000,000 for any single claim or any series of related claims, (c) any change in the name or the organizational structure of the Company or any Subsidiary, (d) the occurrence of any “Reportable Event” or “Prohibited Transaction” as defined under ERISA or any funding deficiency with respect to any Plan, (e) any termination or cancellation of any insurance policy which the Company or any Subsidiary is required to maintain under the terms of this Agreement or under the terms of any other Transaction Documents (unless the same is replaced without interruption with insurance that complies with the requirements of the Transaction Documents), or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the Company’s or any Subsidiary’s property or (g) any other event or circumstance which could reasonably be expected to result in a Material Adverse Effect, it will deliver to each holder of a Note an Officer’s Certificate specifying the nature and period of existence thereof, the effect, if any, of such event or circumstance on the results of operations, condition (financial or otherwise) or the ability of each Credit Party to comply with the Transaction Documents to which such Credit Party is a party, and what action the Company proposes to take with respect thereto;

(ii) Promptly upon the transmission thereof by any Credit Party of any information, reports, statements or other information provided by such Credit Party to the Banks pursuant to the requirements of the Bank Credit Agreement, it shall deliver a copy thereof to each holder of the Notes; and

(iii) [Intentionally Omitted].

5C.	Inspection of Property.

The Company covenants that it will permit any Person designated by any holder of any Notes to visit and inspect any of the properties of the Company or its Subsidiaries, to examine the corporate books and financial records of the Company or its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such Person with the principal officers of such Person and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request. The fees and costs of such visits, inspections and examinations shall be at the expense of the Company if a Default or an Event of Default exists, or at the expense of the holder of such Notes if no Default or Event of Default exists.

5D.	Information Required by Rule 144A.

The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5D, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5E.	Maintenance of Properties; Preservation of Rights.

The Company covenants that it will, and will cause each of its Subsidiaries to, (i) maintain and keep, or cause to be maintained and kept, all properties useful or necessary to the business of the Company or such Subsidiary, as the case may be, in reasonably good repair, working order and condition (other than ordinary wear and tear), (ii) maintain and preserve all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, and (iii) comply with the material provisions of its charter, bylaws or other similar constitutive documents pursuant to which the Company or such Person is organized and/or which governs its continued existence.

5F.	Compliance With Laws.

The Company covenants that it will, and will cause each of its Subsidiaries to, comply in a timely fashion with all material applicable laws, rules, regulations, decrees and orders of all federal, state or local courts or governmental agencies, authorities, instrumentalities or regulatory bodies, including the USA Patriot Act, all Environmental Laws and the Fair Labor Standards Act, as amended.

5G.	Insurance.

The Company covenants that it will, and will cause each of its Subsidiaries to, (i) maintain, insurance of the types and in amounts customarily carried in lines of business similar to that the Company and its Subsidiaries, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to the Required Holders, and (ii) deliver to the holders from time to time of the Notes, at the request of any such holder, schedules setting forth all insurance then in effect. Additionally, the Company will, and will cause each of its Subsidiaries to, maintain such additional insurance as may be required under the terms of any of the other Transaction Documents.

5H.	Corporate Existence.

Except to the extent permitted under paragraph 6G, the Company will, and will cause each Subsidiary to, preserve and keep in full force and effect at all times its corporate or other existence (as applicable).

5I.	Payment of Taxes and Claims.

The Company will, and will cause each Subsidiary to, pay and discharge when due all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, including without limitation federal and state income taxes and state and local property taxes and assessments and all claims (including claims for labor services, materials and supplies) for sums that have become due and payable and which by law have or might become a Lien upon any of its properties or assets; provided, that no such charge or claim need be paid if subject to a Good Faith Contest.

5J.	Subsequent Guarantors.

(i) Within 10 days after any Credit Party’s acquisition or formation of a Person that becomes a Major Domestic Subsidiary or within 10 days after any determination that any Domestic Subsidiary has become a Major Domestic Subsidiary, or (ii) concurrently with any Subsidiary’s becoming a guarantor or co-obligor of any of the Secured Obligations (as defined in the Intercreditor Agreement), the Company will cause such Person to (a) become a party to the

Multiparty Guaranty, the Indemnity and Contribution Agreement, the Security Agreement (or an additional security agreement substantially similar to the Security Agreement) and the Intercreditor Agreement and (b) execute and deliver to each holder of Notes such opinions of counsel, certificates accompanying authorizing resolutions and corporate or similar documents, and such other financing statements, landlord/mortgagee waivers and other agreements, instruments and other documents as the Required Holders may reasonably request, each of foregoing in form and substance satisfactory to the Required Holders. Notwithstanding the foregoing, within 10 days after any determination by the Required Holders that (1) the book value of the assets of the Company (exclusive of its Subsidiaries), together with the book value of the assets of any then existing parties to the Multiparty Guaranty, in each case as at the end of the most recently ended fiscal quarter, do not collectively constitute at least 90% of the book value of the assets of the Company and its Subsidiaries on a consolidated basis as at the end of the most recently ended fiscal quarter, or (2) the Consolidated EBITDA (determined solely with respect to the Company (exclusive of its Subsidiaries)), together with the Consolidated EBITDA determined solely with respect to any then existing parties to the Multiparty Guaranty, in each case for the most recently ended four consecutive fiscal quarters, does not collectively constitute at least 90% of the Consolidated EBITDA for the most recently ended four consecutive fiscal quarters, then the Company shall cause such Domestic Subsidiaries to execute and deliver to each holder of Notes the documents described in clauses (a) and (b) of the immediately preceding sentence so that (A) the book value of the assets of the Company (exclusive of its Subsidiaries) and the parties to the Multiparty Guaranty constitute at least 90% of the book value of the assets of the Company and its Subsidiaries on a consolidated basis and (B) the Consolidated EBITDA (determined solely with respect to the Company (exclusive of its Subsidiaries)), together with the Consolidated EBITDA determined solely with respect to any then existing parties to the Multiparty Guaranty collectively constitute at least 90% of the Consolidated EBITDA.

5K.	Maintenance of Most Favored Lender Status.

If at any time any Principal Lending Agreement shall include any covenant, undertaking, restriction or other provision (or any thereof shall be amended or otherwise modified) that is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous covenant, undertaking, restriction or provision contained in this Agreement (any such covenant, undertaking, restriction or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of the Notes. Thereupon, unless waived in writing by the Required Holders within five (5) days of receipt of such notice by the holders of the Notes, such Additional Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under such Principal Lending Agreement. Thereafter, upon the request of the Required Holders, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such Required Holders evidencing any of the foregoing. Any Additional Covenant incorporated into this Agreement pursuant to this paragraph 5K shall remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of such Additional Covenant (except to the extend that any such waiver, amendment or modification adds another Additional Covenant) under the applicable Principal Lending Agreement.

5L.	Further Assurances.

The Company shall execute and acknowledge (or cause to be executed or acknowledged) and deliver to the Collateral Agent, for the benefit of the holders from time to time of Notes, all documents, and take all actions that may be requested by the Collateral Agent to confirm the rights created or now or hereafter intended to be created under the Transaction Documents, or otherwise to carry out the purposes of the Transaction Documents and the transactions contemplated thereunder.

6.	NEGATIVE COVENANTS.

During the Issuance Period and so long thereafter as any Note or other amount owing under this Agreement or any other Transaction Document shall remain unpaid, the Company covenants as follows:

6A.	Financial Covenants.

6A(1).	Consolidated Total Debt to EBITDA Ratio.

(a) The Company will not permit the ratio of (i) Consolidated Total Debt on the last day of each fiscal quarter to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date, to be greater than 4.00:1.00.

(b) The Company will not, at any time during any fiscal quarter, other than the last day of such fiscal quarter, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than 4.30:1.00.

6A(2).	Consolidated Tangible Net Worth.

The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) $167,500,000, plus (ii) 50% of the consolidated net income of the Company and its Subsidiaries (but only if a positive number) for each fiscal quarter of the Company ended after December 31, 2006 through and including the most recently ended fiscal quarter of the Company at such time, plus (iii) 100% of the net proceeds from any Equity Offering of the Company consummated after the date of the amendment and restatement hereof.

6A(3).	Consolidated Fixed Charge Coverage Ratio.

The Company will not permit the Consolidated Fixed Charge Coverage Ratio calculated as of the end of each fiscal quarter to be less than 1.35:1.00 at such time.

6A(4).	Consolidated Senior Funded Debt to EBITDA Ratio.

(a) The Company will not permit the ratio of (i) Consolidated Senior Funded Debt on the last day of each fiscal quarter to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date, to be greater than 3.50:1.00.

(b) The Company will not, at any time during any fiscal quarter, other than the last day of such fiscal quarter, permit the ratio of (i) Consolidated Senior Funded Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than 3.80:1.00.

6B.	Restricted Payments.

The Company will not declare, make or pay, or commit to declare, make or pay, any Restricted Payment.

6C.	[Intentionally Omitted].

6D.	Other Indebtedness.

Neither the Company nor any of its Subsidiaries shall create, incur, assume or permit to exist any Debt except:

(i) Debt in existence on the date of the amendment and restatement hereof and disclosed on Schedule 6D hereto;

(ii) Debt evidenced by the Notes or under this Agreement or the Multiparty Guaranty;

(iii) Debt secured by Purchase Money Liens (exclusive of any Debt described in clause (i) of this paragraph 6D); provided that the aggregate principal amount of such Debt (A) incurred during any year shall not exceed $10,000,000, and (B) shall not exceed $25,000,000 in the aggregate at any time;

(iv) [Intentionally Omitted].

(v) Debt incurred under the Bank Credit Agreement and Guarantees of such Debt pursuant to the requirements thereof; provided that (a) the aggregate commitment amount thereunder and the aggregate principal amount of such Debt shall not, at any time, exceed $110,000,000, and (b) each obligor and lender thereof is party to, and such Debt is subject to, the terms of the Intercreditor Agreement;

(vi) Debt incurred to finance the exercise of purchase options or to otherwise purchase assets or property subject to leases under which the Company is a party; and

(vii) Other unsecured Debt not exceeding $25,000,000 in the aggregate.

(viii) Debt incurred to renew, refinance, refund or replace any Debt described in paragraphs 6D(i), 6D(iii), 6D(v), 6D(vi) or 6D(vii), provided that (a)

the principal amount of such Debt is not increased or the maturity thereof reduced in connection with such renewal, refinancing, refunding or replacement, and (b) the Debt from the renewal, refinancing, refunding or replacement of the Debt described in paragraph 6D(v) shall be subject to the Intercreditor Agreement.

6E.	Liens.

Neither the Company nor any of its Subsidiaries shall create, assume or allow any Lien on property of the Company or any Subsidiary now or hereafter acquired, except:

(i) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a Good Faith Contest;

(ii) Purchase Money Liens on equipment and/or real estate acquired after February 25, 2004 securing Debt permitted under paragraph 6D(iii);

(iii) statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business that do not secure Debt and are for sums not yet due or which are subject to a Good Faith Contest;

(iv) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business, such as workers’ compensation liens or statutory liens; provided, however, that such Liens were not incurred or made in connection with the borrowing of money or the obtaining of advances or credit;

(v) minor survey exceptions or minor encumbrances, easements or reservations and related Liens incurred in the ordinary course of business which do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(vi) deposits or pledges required in the ordinary course of business under workers’ compensation statutes or other insurance;

(vii) Liens in existence on the date of the amendment and restatement hereof and disclosed on Schedule 6E hereto;

(viii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company;

(ix) Liens granted in favor of the Collateral Agent under the Collateral Documents securing the Secured Obligations (as defined in the Intercreditor Agreement);

(x) Liens securing Debt permitted under paragraph 6D(vi); and

(xi) Liens created after the date of the amendment and restatement hereof in connection with the renewal, refinancing, refunding or replacement of the Liens listed on Schedule 6E or Liens securing Debt permitted under paragraph 6D(iii) or paragraph 6D(vi); provided that (a) the principal amount of Debt secured by such Lien immediately prior to such renewal, refinancing, refunding or replacement is not increased or the maturity thereof reduced, (b) such Lien is not extended to any other property, and (c) immediately after such renewal, refinancing, refunding or replacement, no Default or Event of Default would exist.

6F.	Loans, Advances and Investments.

Neither the Company nor any Subsidiary shall make or permit to remain outstanding any capital contributions, loans, advances or investments (collectively, “Investments”), except the following:

(i) Investments in direct obligations of the United States of America or obligations fully guaranteed by the United States of America; provided that such obligations mature within one (1) year from the date acquired;

(ii) Investments in certificates of deposit maturing within one (1) year from the date acquired and issued by a bank or trust company organized under the laws of the United States or any of its states, rated at least AA by S&P or Aa2 Moody’s, and having capital, surplus and undivided profits aggregating at least $750,000,000;

(iii) Investments in commercial paper rated at least A1 by S&P or P1 by Moody’s and maturing not more than two hundred and seventy (270) days from the date acquired;

(iv) capital contributions, loans, advances and investments: (A) from or by the Company to or in its Subsidiaries or (B) between Subsidiaries;

(v) travel and other business advances to officers and employees of the Company or any Subsidiary in the ordinary course of business in an aggregate amount not exceeding $500,000;

(vi) capital contributions, loans, advances or investments in connection with acquisitions permitted under paragraph 6L;

(vii) Investments in joint ventures; provided and for so long as no joint venture is engaged to any substantial extent in any business other than the businesses in which the Company and its Subsidiaries are engaged as of May 20, 2005 and businesses reasonably related thereto or in furtherance thereof; and provided, further, that the aggregate original amount of such Investments does not exceed $7,000,000; and

(viii) other capital contributions, loans, advances and investments not to exceed $5,000,000 in the aggregate.

6G.	Merger and Consolidation; Transfer of Assets.

The Company will not, and will not permit any Subsidiary to, consolidate or merge with or into, or Transfer any of its assets to, any other Person, except that, so long as no Default or Event of Default has occurred and is continuing or would result from any such event:

(i) any Subsidiary may consolidate or merge with or into the Company; provided that the Company is the continuing or surviving corporation;

(ii) any Subsidiary may consolidate or merge with or into any other Domestic Subsidiary of the Company;

(iii) the Company may consolidate or merge with any other solvent corporation; provided that (a) the Company shall be the continuing or surviving corporation;

(iv) any Subsidiary may Transfer assets to the Company or another Domestic Subsidiary of the Company;

(v) the Company or any Subsidiary may sell inventory in the ordinary course of business;

(vi) the Company or any Subsidiary may otherwise Transfer assets; provided that after giving effect thereto (a) the Annual Percentage of Assets Transferred pursuant to this clause (vi) shall not exceed 10%, and (b) the Cumulative Percentage of Assets Transferred pursuant to this clause (vi) shall not exceed 20%; and

(vii) any Subsidiary may consolidate or merge with another Person if otherwise permitted under paragraph 6L; provided that the continuing or surviving Person following such consolidation or merger is a Subsidiary.

6H.	[Intentionally Omitted].

6I.	Sale of Stock and Indebtedness of Subsidiaries.

The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock, partnership interests, membership interests or other equity interests in, or indebtedness of, any Subsidiary (in the case of the Company) or any other Subsidiary (in the case of a Subsidiary), except (i) to the Company or another Subsidiary that is a Wholly-Owned Subsidiary, and (ii) the sale of all equity interests and indebtedness of any Subsidiary at the time owned by or owed to the Company and one or more Subsidiaries sold as an entirety; provided that in the case of the immediately preceding clause (ii), (a) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by paragraph 6G, and (b) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any equity interests or indebtedness of any other Subsidiary (unless all of the equity interests and indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6I).

6J.	Related Party Transactions.

The Company will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay or agree to pay any management, advisory, consulting or other fees to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party other than on fair and reasonable terms and conditions at least as favorable to the Company or such Subsidiary as those that would be obtained through an arm’s-length negotiation with an unaffiliated third party.

6K.	Compliance with Asset Coverage Ratio.

The Company will not permit the Asset Coverage Ratio, measured on the last day of each fiscal quarter of the Company, to be less than 1.00:1.00. If the Company is out of compliance with this covenant, the Company may cure the resulting default by repaying Debt of the Company within two Business Days of learning of such non-compliance in an amount at least sufficient to bring itself into compliance with this covenant (assuming that such amount repaid had been in fact repaid on the applicable date of measurement of this covenant).

6L.	Permitted Acquisition.

The Company will not, and will not permit any Subsidiary to, acquire any Person, all or substantially all of the property of a Person or a business line or division of a Person (whether by merger, acquisition of all or substantially all of the assets of any other Person, stock or other equity purchase, investment or otherwise) if (a) the Total Acquisition Consideration of such acquisition when aggregated with the Total Acquisition Consideration of all acquisitions consummated by the Company and its Subsidiaries during the then current fiscal year exceeds 10% of consolidated total assets of the Company and its Subsidiaries determined as of the end of the immediately prior fiscal year of the Company, (b) a Default or an Event of Default shall have occurred and is continuing or would result therefrom, or (c) such acquisition has not been approved by the Board of Directors of such Person being acquired or is otherwise considered “hostile” by the Required Holders.

6M.	Use of Proceeds.

The Company will not use any of the proceeds from the sale of the Notes except, in the case of the Series A Notes for the purposes set forth in paragraph 8I and, in the case of any Shelf Notes, for the purpose set forth in the applicable Request for Purchase. In no event will the proceeds from the sale of any Notes be used to fund a Hostile Tender Offer.

6N.	Terrorism Sanctions Regulations.

The Company covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Persons.

7.	EVENTS OF DEFAULT.

7A.	Acceleration.

If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note for more than 5 days after the date due; or

(iii) any Credit Party or any Subsidiary of a Credit Party defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or any Credit Party or any Subsidiary of a Credit Party fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by any Credit Party or any Subsidiary of a Credit Party) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to any Credit Party or any Subsidiary of a Credit Party) shall occur and be continuing exceeds $1,000,000; or

(iv) any representation or warranty made by any Credit Party herein or in any of the other Transaction Documents, or by any Credit Party or any of the officers of any such Credit Party in any writing furnished in connection with or pursuant to this Agreement or any of the other Transaction Documents shall be false in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any agreement contained in paragraphs 5B(i)(a), 5J or paragraph 6; or

(vi) any Credit Party fails to perform or observe any other agreement, term or condition contained herein or in any other Transaction Document and such failure shall not be remedied within 30 days (or, if longer, the applicable grace period provided therein) after any Responsible Officer obtains actual knowledge thereof; or

(vii) any Credit Party or any Subsidiary of any Credit Party makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of any Credit Party or any Subsidiary of any Credit Party is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) any Credit Party or any Subsidiary of any Credit Party petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of any Credit Party or any Subsidiary of any Credit Party, or of any substantial part of the assets of any such Person, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to any Credit Party or any Subsidiary of any Credit Party under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against any Credit Party or any Subsidiary of any Credit Party and such Credit Party or Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi) any order, judgment or decree is entered in any proceedings against any Credit Party or any Subsidiary of any Credit Party decreeing the dissolution of such Credit Party or Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii) any order, judgment or decree is entered in any proceedings against any Credit Party or any Subsidiary of any Credit Party decreeing a split-up of such Credit Party which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) except for the judgment entered approving the settlement of the POZ-LOK class action litigation, the material terms and conditions of which are set forth on Schedule 7A(xiii), one or more final judgments in an aggregate amount in excess of $1,000,000 (to the extent not fully insured by an insurance carrier rated “A” or better by A.M. Best Co. that has expressly acknowledged coverage thereof) is rendered against any Credit Party or any Subsidiary of any Credit Party and, within 30 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or

(xiv)(A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans of any Credit Party or any Subsidiary of any Credit Party, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) any Credit Party, any Subsidiary of any Credit Party establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of any Credit Party or any Subsidiary of any Credit Party thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xv) any of the Transaction Documents shall cease for any reason to be in full force and effect or any party thereto (other than the Collateral Agent or any holder from time to time of a Note) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof; or

(xvi) any Collateral Document shall cease for any reason (other than pursuant to the terms thereof) to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Liens permitted under paragraph 6E; or

(xvii) a Change in Control shall occur;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, payable with respect to such Notes, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, payable with respect to the Notes, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and (c) with respect to any event constituting an Event of Default (including an Event of Default described in clause (i) or (ii) of this paragraph 7A), the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

7B.	Rescission of Acceleration.

At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.	Notice of Acceleration or Rescission.

Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D.	Other Remedies.

If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein, in any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise.

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES.

The Company represents, covenants and warrants as follows:

8A.	Organization.

The Company is a corporation duly organized and existing in good standing under the laws of its state of incorporation, each other Credit Party is duly organized and existing in good standing under the laws of the jurisdiction in which it is formed, and each Credit Party has the power to own its respective property and to carry on its respective business as now being conducted.

8B.	Financial Statements.

The Company has furnished each Purchaser of the Series A Notes and any Accepted Shelf Notes with the following financial statements: (i) consolidated balance sheets of the Company and its Subsidiaries as at December 31st in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 105 days prior to such date for which audited financial statements have not been released) and consolidating (by division and product line) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by PricewaterhouseCoopers LLP and (ii) consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidating (by division and product line) consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments and the absence of all required footnotes), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the consolidated condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, financial condition or operations of the Company or its Subsidiaries taken as a whole since (a) with respect to the closing of the Series A Notes, September 30, 2003, and (b) with respect to the closing of any Shelf Notes, the end of the most recent fiscal year for which such audited financial statements have been furnished.

8C.	Actions Pending.

There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against any of the Credit Parties or any Subsidiaries or any properties or rights of such Persons, by or before any court, arbitrator or administrative or governmental body which would reasonably be expected to have a Material Adverse Effect.

8D.	Outstanding Debt.

The Credit Parties do not have outstanding any Debt except as permitted by paragraphs 6A(1), 6A(4) and 6D. There exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto.

8E.	Title to Properties.

Each of the Credit Parties and Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good and merchantable title to all of its other respective properties and assets (other than properties which it leases), including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6E. All leases necessary in any material respect for the conduct of the respective businesses of the Credit Parties and Subsidiaries are valid and subsisting and are in full force and effect.

8F.	Taxes.

Each of the Credit Parties has filed all federal, state and other income tax returns which, to the best knowledge of the officers such Credit Parties are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. The Company has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year that could, with reasonable likelihood, have a Material Adverse Effect.

8G.	Conflicting Agreements and Other Matters.

Neither the execution and delivery of this Agreement, the Notes or any other Transaction Document, nor the offering, issuance and sale of the Notes, nor the fulfillment by the Credit Parties of, nor the compliance by the Credit Parties with, the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Credit Party or Subsidiary pursuant to the charter or by-laws of any such Person, any award of any arbitrator or any agreement (including any agreement with stockholders of such Persons), instrument, order, judgment, decree, statute, law, rule or regulation to which such Person is subject. Neither the Credit Parties nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of such Person, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness of such Person of the type to be evidenced by the Notes or created by the Multiparty Guaranty except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company to PIM).

8H.	Offering of Notes.

Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than not more than 10 Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance, offer or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I.	Use of Proceeds.

The proceeds of the Series A Notes have been used to (i) refinance a portion of certain existing Debt of the Company and (ii) provide working capital and funds for other corporate purposes. None of the proceeds of the sale of any Notes has been or will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which would constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J.	ERISA.

No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Credit Parties, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Credit Parties, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Credit Parties and Subsidiaries taken as a whole. Neither the Credit Parties, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Credit Parties and Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

8K.	Governmental Consent.

Neither the nature of the Credit Parties or any Subsidiary, nor any of their respective businesses or properties, nor any relationship between any of the Credit Parties or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes or the use of the proceeds thereof is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities and the filing of UCC financing statements or amendments) in connection with the execution and delivery of this Agreement and the other Transaction Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of any other Transaction Document.

8L.	Compliance With Laws.

The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all foreign, federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including all Environmental Laws and the Fair Labor Standards Act except, in any such case, where failure to comply would not, with reasonable likelihood, have a Material Adverse Effect.

8M.	Disclosure.

Neither this Agreement or any of the other Transaction Documents nor any other document, certificate or statement furnished to any Purchaser by or on behalf of any Credit Party or any Subsidiary in connection herewith or in connection with the issuance of the Notes contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to any Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to any Purchaser by or on behalf of any Credit Party specifically for use in connection with the transactions contemplated hereby. Any financial projections delivered by the Company to PIM are reasonable on the date delivered based upon the assumptions stated therein and the best information available to the officers of the Company as of the date delivered.

8N.	Hostile Tender Offers.

None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

8O.	Regulatory Status.

Neither any of the Credit Parties nor any Subsidiary (i) is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) is a “public-utility company” or a “holding company” of a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, and the regulations promulgated thereunder, (iii) is a “public utility” within the meaning of the Federal Power Act, as amended, and the regulations promulgated thereunder, or (iv) is subject to regulation as an electric utility, public utility, public service company, or similar entity under the law of any state which regulates borrowing by any such entity.

8P.	Absence of Financing Statements.

Except with respect to Liens permitted by paragraph 6E hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Credit Parties or any rights relating thereto.

8Q.	Collateral Documents.

The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent, a legal, valid and enforceable first priority security interest in all right, title and interest of each Credit Party in the collateral described therein, prior and superior to all other Liens and interests, other than Liens permitted in paragraph 6E.

8R.	Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof has violated or will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated National and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Company.

9.	REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A.	Nature of Purchase.

Such Purchaser is purchasing the Notes to be purchased by it hereunder for its own account or for one or more separate accounts or investment funds maintained or managed by it or for the account of one or more pension or trust funds (or commingled pension trust funds) and not with a view to the distribution thereof within the meaning of the Securities Act; provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available.

9B.	Source of Funds.

At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10.	DEFINITIONS; ACCOUNTING MATTERS.

For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.	Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or 4D or becomes immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean (a) 1.00% with respect to the Series A Notes, and (b) 0% in the case of each Note of any other Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or, if Bloomberg Financial Markets shall cease to report such yields in Page PX1 or shall cease to be PIM’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then PIM’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the applicable Notes.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or 4D or becomes immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B.	Other Terms.

“Acceptance” shall have the meaning specified in paragraph 2B(5).

“Acceptance Day” shall have the meaning specified in paragraph 2B(5).

“Acceptance Window” shall have the meaning specified in paragraph 2B(5).

“Accepted Shelf Note” shall have the meaning specified in paragraph 2B(5).

“Additional Covenant” shall have the meaning specified in paragraph 5K.

“Administrative Agent” shall mean Bank of America, N.A., in its capacity as administrative agent under the Bank Credit Agreement and the other Loan Documents (as defined in the Bank Credit Agreement).

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or another specified Person, except a Subsidiary. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007, together with all exhibits and schedules hereto, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Annual Percentage of Assets Transferred” shall mean, as of any time of determination thereof, the sum of the Percentages of Assets Transferred for each of the assets of the Company and Subsidiaries that has been Transferred during the then current fiscal quarter and the three fiscal quarters immediately preceding the then current fiscal quarter.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Asset Coverage Ratio” shall mean the ratio of (i) the sum of (a) 85% of Eligible Accounts Receivable plus (b) 60% of Eligible Inventory plus (c) 30% of Eligible Property, Plant and Equipment to (ii) Consolidated Total Debt.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any other officer of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other officer of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to PIM, and (ii) in the case of PIM, any officer of PIM designated as its “Authorized Officer” in the Information Schedule or any officer of PIM designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. PIM or the Company may, by written notice to the other given by an Authorized Officer, de-designate any person as one of its Authorized Officers hereunder. Any action taken under this Agreement on behalf of the Company by any individual who on or after February 25, 2004 shall have been an Authorized Officer of the Company and whom PIM in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of PIM by any individual who on or after February 25, 2004 shall have been an Authorized Officer of PIM, and whom the Company in good faith believes to be an Authorized Officer of PIM at the time of such action shall be binding on PIM even though such individual shall have ceased to be an Authorized Officer of PIM.

“Available Facility Amount” shall have the meaning specified in paragraph 2B(1).

“Banks” shall mean Bank of America, N.A. and such other financial institution(s) from time to time party to the Bank Credit Agreement acting in the capacity as lenders thereunder.

“Bank Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of the date of the amendment and restatement hereof, by and among the

Company, the Banks and the agent(s) named therein, or any renewal, refinancing, refunding or replacement thereof; provided that, following any such renewal, refinancing, refunding or replacement (i) the aggregate commitment amount and the aggregate principal amount of Debt of the Company and its Subsidiaries thereunder does not exceed $110,000,000, and (ii) such Debt is subject to the terms of the Intercreditor Agreement, as any of the foregoing may be further amended, supplemented or otherwise modified from time to time.

“Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York, New York, Portland, Oregon or San Francisco, California are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which PIM is not open for business.

“Cancellation Date” shall have the meaning specified in paragraph 2B(8)(iv).

“Cancellation Fee” shall have the meaning specified in paragraph 2B(8)(iv).

“Capitalized Lease Obligation” shall mean, with respect to any Person, any rental obligation which, under GAAP, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Change in Control” shall mean, with respect to the Company, the acquisition (including through a merger or consolidation) by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) of (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of more than 40% of the outstanding Voting Stock of the Company.

“Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Shelf Note, the Business Day specified for the closing of the purchase and sale of such Accepted Shelf Note in the Request for Purchase of such Accepted Shelf Note; provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Shelf Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Shelf Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Shelf Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Shelf Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Shelf Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean Bank of America, N.A., in its capacity as collateral agent for the holders of the Notes and the Bank.

“Collateral” shall mean the personal or real property of the Credit Parties in which a security interest, deed of trust or mortgage has been created under the Collateral Documents in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes to secure the obligations of the Credit Parties under the Notes and the other Transaction Documents.

“Collateral Documents” shall mean the Security Agreement(s) and each of the other agreements and instruments to be executed pursuant to the terms of any of the foregoing or which grant Liens in favor of the Collateral Agent or the holders of the Notes securing the obligations of the Company and the Subsidiaries under any of the Notes, this Agreement or the Multiparty Guaranty, as each may be amended, restated or otherwise modified from time to time, together with all financing statements or comparable documents filed with respect thereto under the Uniform Commercial Code (as defined in the Security Agreement) or comparable law.

“Company” shall have the meaning specified in the introductory sentence of this Agreement.

“Confirmation of Acceptance” shall have the meaning specified in paragraph 2B(5).

“Consolidated EBITDA” shall mean, for any period of determination, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP, plus, to the extent deducted in the calculation thereof, (i) consolidated interest expense, (ii) consolidated depreciation and amortization expense, (iii) consolidated income tax expense of the Company and its Subsidiaries and (iv) noncash expenses relating to stock options. Consolidated EBITDA shall not include (a) extraordinary gains; (b) expenses of up to $1,500,000 arising from the sale of the Company’s Riverside, California facility and the consolidation of those operations with its Adelanto, California facility and incurred within 12 months of the sale, so long as the net proceeds received by the Company from such sale equal or exceed the amount of such expenses; (c) any gains resulting from the sale or other disposition of capital assets (other than gains on sales related to the sale-leaseback of equipment or assets sold in the ordinary course of business); (d) undistributed earnings of non-Subsidiary investments; (e) gains arising from changes in accounting principals; (f) gains arising from the write-up of assets (except in the normal course of business related to accounting reconciliation); (g) any gains resulting from the early retirement or extinguishment of Debt; and (h) any earnings of a Foreign Subsidiary of the Company to the extent that such Foreign Subsidiary is not at the time permitted, whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Foreign Subsidiary to convert such earnings into United States currency or repatriate such earnings to the Company or any other Domestic Subsidiary which is the parent corporation of such Foreign Subsidiary. Notwithstanding anything to the contrary herein, if the Company or a Subsidiary divests itself of a Subsidiary or a business unit (it being understood and agreed that the sale of real property no longer used or useful in the ongoing operations shall not be deemed to constitute the sale of a business unit) or acquires a Person that becomes a Subsidiary or a group of assets constituting a business unit, in either case during the relevant period of computation for Consolidated EBITDA, then, solely for purpose of determining Consolidated EBITDA, such divestiture or acquisition will be deemed to have been consummated on the first day of the relevant period of computation; provided that Consolidated EBITDA shall include the operating results of such a Person or business unit prior to the date of its acquisition only if such operating results are based on audited financial statements, pro forma financial reporting for acquisitions or divestitures in accordance with the requirements of the SEC, or financial statements that are otherwise reasonably satisfactory to the Required Holders. Unless provided otherwise, Consolidated EBITDA shall be calculated at any time of determination for the four consecutive fiscal quarters ended immediately prior to such time.

“Consolidated EBITDAR” shall mean, (a) Consolidated EBITDA, plus (b) Lease Rentals for the fiscal quarter of the Company ended on the date of determination multiplied by 4.

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio of (a) Consolidated EBITDAR; to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” shall mean in respect of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (a) consolidated interest expense for the period of four consecutive fiscal quarters ended on the date of determination, plus (b) consolidated current maturities of long-term debt (including Capitalized Lease Obligations) as set forth on the Company’s balance sheet on the date of determination, plus (c) Lease Rentals for the fiscal quarter of the Company ended on the date of determination, multiplied by 4.

“Consolidated Senior Funded Debt” shall mean, on any date of determination, Consolidated Total Debt, minus Subordinated Debt.

“Consolidated Tangible Net Worth” shall mean, at any time of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of such time, minus the net book amount of all assets of the Company and its Subsidiaries (after deducting any reserves applicable thereto) which would be shown as intangible assets on a consolidated balance sheet of the Company and its Subsidiaries (including, without limitation, goodwill).

“Consolidated Total Debt” shall mean, as of any time of determination, the total of all Debt of the Company and its Subsidiaries exclusive of Debt of Subsidiaries owed to the Company or other Subsidiaries.

“Credit Parties” shall mean the Company and the Subsidiary Guarantors.

“Cumulative Percentage of Assets Transferred” shall mean, as at any time of determination thereof, the sum of the Percentages of Assets Transferred for each asset of the Company and Subsidiaries that has been Transferred from and after February 25, 2004.

“Debt” shall mean, with respect to any Person, without duplication: (i) any indebtedness for borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes, or otherwise representing the deferred purchase price of property or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable), (ii) indebtedness of a third party secured by Liens on the assets of such Person, (iii) Capitalized Lease Obligations, (iv) Guarantees, (v) unreimbursed obligations with respect to Swaps, drawn letters of credit and similar obligations, (vi) mandatorily redeemable preferred stock or equivalents and (vii) letters of credit in excess of IRB obligations.

“Delayed Delivery Fee” shall have the meaning specified in paragraph 2B(8)(iii).

“Domestic Subsidiary” shall mean, as of any time of determination, any Subsidiary that is incorporated or organized under the laws of any state or territory of the United States of America, whether now existing or hereafter formed or acquired.

“Draw Fee” shall have the meaning specified in paragraph 2B(8)(ii).

“Eligible Accounts Receivable” shall mean, as at the date of determination, trade accounts created in the ordinary course of the Company’s business, upon which the Company’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, other than the obligation to provide future deliveries under phased purchase contracts, and in which the Collateral Agent has a perfected security interest of first priority, and shall not include, unless agreed to by the Administrative Agent in writing and in advance:

(a) any account which is more than 120 days past due, except with respect to any account for which the Company has provided extended payment terms not to exceed 180 days and any such extended payment account is more than 30 days past due;

(b) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(c) any account which represents an obligation of the United States government or any agency of the United States (except accounts which represent obligations of the United States government for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to the satisfaction of the Administrative Agent);

(d) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan, the Yukon Territory, or other jurisdiction approved in advance and in writing by the Administrative Agent, as long as, in the Administrative Agent’s determination, such Canadian or other jurisdictions recognize the Collateral Agent’s first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of the Collateral Agent or the Company has obtained a letter of credit or foreign receivable insurance in form and substance satisfactory to the Administrative Agent;

(e) any account, which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of the Company;

(f) that portion of any account which represents retention rights on the part of the account debtor;

(g) that portion of any account from an account debtor which represents the amount by which the Company’s total accounts from said account debtor exceeds twenty-five percent (25%) of the Company’s total accounts; and

(h) any account deemed ineligible by the Administrative Agent when the Administrative Agent, in its sole discretion, deems the creditworthiness or financial condition of the account debtor to be unsatisfactory.

“Eligible Inventory” shall mean, as at the date of determination, inventory acquired or manufactured in the ordinary course of the Company’s business and in which the Collateral Agent has a perfected security interest of first priority and shall be inclusive of costs and estimated earnings in excess of billings on uncompleted contracts, but shall not include:

(a) work in process and inventory that is obsolete, unsaleable or damaged;

(b) parts and supplies;

(c) propane tank inventory that is not accounted for at any specific United States location; or

(d) any inventory not located in the United States.

“Eligible Property, Plant and Equipment” shall mean the Company’s net property, plant and equipment, other than real property, at book value in accordance with GAAP, in which the Collateral Agent has a perfected security interest or Lien of first priority, less any of such property not located in the United States and less any rolling stock. Eligible Property, Plant and Equipment shall also include the Company’s real property at book value in accordance with GAAP located in the United States, even if the Collateral Agent does not have a Lien on it, so long as such real property is not subject to any Lien other than a Lien described in clauses (i), (iii), (v) or (ix) of paragraph 6E.

“Environmental Laws” shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

“Equity Offering” shall mean any issuance of any class or series of the capital stock of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” shall mean any of the events specified in paragraph 7A; provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning specified in paragraph 2B(1).

“Foreign Subsidiary” shall mean a Subsidiary other than a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles as in existence from time to time.

“GECC” shall mean General Electric Capital Corporation.

“Good Faith Contest” shall mean an active contest or challenge initiated in a timely manner and in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

“Guarantee” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to (i) maintain the solvency or any balance sheet or other financial condition of another Person or (ii) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guarantees shall include obligations of partnerships and joint ventures of which such Person is a general partner or co-venturer that are not expressly non-recourse to such Person.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Shelf Note, the United States Treasury Note or Notes whose duration (as determined by PIM) most closely matches the duration of such Accepted Shelf Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation.”

“Indemnity and Contribution Agreement” shall mean an Indemnity and Contribution Agreement in the form of Exhibit F hereto (as amended, supplemented or otherwise modified from time to time).

“Institutional Investor” shall mean (i) an insurance company, bank, savings and loan association, finance company, mutual fund, registered money manager, pension fund, investment company, in each case, that is also an “accredited investor” within the meaning of Regulation D of the Securities Act, or (ii) a “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Intercreditor Agreement” shall have the meaning specified paragraph 3C(2)(i).

“Investments” shall have the meaning specified in paragraph 6F.

“Issuance Period” shall have the meaning specified in paragraph 2B(2).

“Lease Rentals” shall mean, with respect to any period, the sum of rental and operating lease expense, for the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement (other than precautionary filings in respect of true leases and consignment filings) under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

“Major Domestic Subsidiary” shall mean any Domestic Subsidiary of the Company that, together with any other Domestic Subsidiaries owned by such Subsidiary, (i) has assets with a book value as at the end of the most recently completed fiscal quarter that total 5% or more of the consolidated total assets of the Company and its Subsidiaries as at the end of the most recently ended fiscal quarter, or (ii) has Consolidated EBITDA (determined solely with respect to such Subsidiary on a consolidated basis) for the most recently ended four consecutive fiscal quarters that is 5% or more of Consolidated EBITDA during such period.

“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect upon, any of (i) the business, assets, operations, affairs or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of any Credit Party to perform its respective obligations under the Transaction Documents to which such Person is a party, or (iii) the validity or enforceability of this Agreement, any Note, the Multiparty Guaranty, the Indemnity and Contribution Agreement, any Collateral Document or any other Transaction Document.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in any Principal Lending Agreement (including by way of amendment or other modification of any exiting provision thereof), pursuant to paragraph 5K, by an Authorized Officer of the Company in reasonable detail, including reference to paragraph 5K, a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

“Multiparty Guaranty” shall mean a Multiparty Guaranty in favor of the holders from time to time of the Notes, in the form of Exhibit E hereto (as amended, supplemented or otherwise modified from time to time.

“Notes” shall have the meaning specified in paragraph 1B.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Percentage of Assets Transferred” shall mean, with respect to each asset Transferred pursuant to clause (vi) of paragraph 6G, the ratio (expressed as a percentage) of (i) the greater of such asset’s fair market value or net book value on the date of such Transfer to, (ii) the consolidated total assets of the Company and Subsidiaries as of the last day of the fiscal quarter immediately preceding the date of such Transfer.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“PIM” shall mean Prudential Investment Management, Inc.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“PRIAC” shall mean Prudential Retirement Insurance and Annuity Company.

“Principal Lending Agreement” shall mean (a) the Bank Credit Agreement and any renewal, refinancing, refunding or replacement thereof, and (b) any other financing agreement with any lender that becomes a party to the Intercreditor Agreement.

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, PIM and (ii) any managed account or investment fund which is managed by PIM or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other Person’s Voting Stock or equivalent voting securities or interests.

“Purchase Money Lien” shall mean a Lien on tangible property (or any improvement thereon) securing the purchase price or cost of construction, expansion, renovation or improvement of such tangible property (or any improvement thereon) by the Company or any Subsidiary after February 25, 2004 or to secure Debt of the Company or such Subsidiary incurred after February 25, 2004 solely for the purpose of financing the acquisition, construction, expansion, renovation or improvement of such tangible property (or any improvements thereon), provided that

(i) no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed (except that, in the case of any expansion, renovation or improvement of an existing facility involving fixed or capital assets that will become a part of a related property or other assets comprising such facility, such Lien may extend to such related property or other assets),

(ii) the amount of Debt secured by any such Lien shall not exceed an amount equal to the lesser of (a) the cost to the Company or such Subsidiary of the property (or improvement thereon) being acquired or constructed or (b) the fair market value (as determined in good faith by the Company) of such property, determined at the time of such acquisition or at the time of substantial completion of such construction, expansion, renovation or improvement, and

(iii) such Lien shall be created concurrently with or within 180 days after such acquisition or the substantial completion of such construction, expansion, renovation or improvement.

“Purchaser Schedule” shall mean the Purchaser Schedule attached hereto.

“Purchasers” shall mean Prudential with respect to the Series A Notes and, with respect to any Accepted Shelf Notes, PIM and/or the Prudential Affiliate(s) which have purchased or are purchasing such Accepted Shelf Notes.

“Related Party” shall mean: (i) any shareholder of the Company or any Subsidiary; (ii) all Persons to whom any Person described in clause (i) above is related by blood, adoption or marriage; and (iii) all Affiliates of the Company and the foregoing Persons.

“Request for Purchase” shall have the meaning specified in paragraph 2B(3).

“Required Holder(s)” shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding and, if no Notes are outstanding, shall mean PIM.

“Rescheduled Closing Day” shall have the meaning specified in paragraph 2B(7).

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payments” of a Person shall mean any of the following:

(i) any dividend on any class of such Person’s capital stock;

(ii) any other distribution on account of the ownership of any class of such Person’s capital stock; and

(iii) any redemption, purchase or other acquisition, direct or indirect, of any shares of such Person’s capital stock.

Notwithstanding the foregoing, Restricted Payments shall not include: (A) dividends paid, or distributions made, by such Person solely in shares of capital stock; or (B) exchanges of capital stock of such Person for another class of capital stock of such Person, except to the extent that cash or other non-stock value is paid by such Person in such exchange. The term “capital stock” as used herein shall include equity interests other than capital stock, including warrants or options to purchase capital stock and other equity interests.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning specified in paragraph C3(2)(ii).

“Series” shall have the meaning specified in paragraph 1B.

“Series A Closing Day” shall mean February 25, 2004.

“Series A Note(s)” shall have the meaning specified in paragraph 1A.

“Shelf Note(s)” shall have the meaning specified in paragraph 1B.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“Structuring Fee” shall have the meaning specified in paragraph 2B(8)(i).

“Subordinated Debt” shall mean any Debt that is unsecured and subordinated to the Debt evidenced by the Notes in a manner acceptable to the Required Holders in their sole discretion and as acknowledged by such Required Holders in writing.

“Subsidiary” shall mean, as of any time of determination and with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other entity (a) of which at least 80% of the Voting Stock (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned, held or controlled by such Person and/or one or more Subsidiaries of such Person, and (b) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless the context otherwise clearly requires otherwise, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantors” shall mean each Person that hereafter becomes a party to the Multiparty Guaranty pursuant to the requirements of paragraph 5J.

“Swaps” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Total Acquisition Consideration” shall mean, with respect to any acquisition described in paragraph 6L, (a) the amount of any cash and the fair market value of all other property given or required to be given as consideration, including the deferred payments of any such amounts, (b) the amount (determined by using the outstanding amount or the amount payable at maturity, whichever is greater) of any obligations for money borrowed, incurred, assumed or acquired or required to be assumed or acquired by either the Company or any Subsidiary in connection with such acquisition, and (c) all amounts paid or required to be paid in respect of covenants not to compete and consulting agreements that should be recorded on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP.

“Transaction Documents” shall mean this Agreement, the Series A Notes, the Shelf Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement, the Collateral Documents, the Intercreditor Agreement, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” shall mean, with respect to any Person, any shares of stock (or similar equity interests) of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors (or similar body that has management authority of such Person) of such Person (irrespective of whether at the time stock (or similar equity interests) of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

10C.	Accounting Principles, Terms and Determinations.

All references in this Agreement to “GAAP,” and “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

11.	MISCELLANEOUS.

11A.	Note Payments.

The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 1:00 p.m., New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States of America as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B.	Expenses.

The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save PIM, Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by PIM, Prudential, the Purchasers or any Transferee in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and any subsequent proposed modification of, or proposed consent under, this Agreement or the other Transaction Documents, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including reasonable attorneys’ fees, incurred by PIM, Prudential, any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or by reason of PIM, Prudential, any Purchaser or any Transferee having acquired any Note, including, without limitation, costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by PIM, Prudential, any Purchaser or any Transferee and the payment of any Note.

11C.	Consent to Amendments.

This Agreement may be amended, and any Credit Party or Subsidiary may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration which would affect such provisions in the manner described in this clause (ii), (iii) with the written consent of PIM (and not without the written consent of PIM) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Shelf Notes prior to such amendment or waiver), and (iv) with the written consent of Purchasers which shall have become obligated to purchase a majority of the Accepted Shelf Notes of any Series (and not without the written consent of such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Shelf Notes of such Series or the terms and provisions of such Accepted Shelf Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between any of the Credit Parties and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes.

The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E.	Persons Deemed Owners; Participations.

Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or made in writing by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.	Successors and Assigns.

All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided, however, that the Company may not assign its rights or obligations hereunder to any Person.

11H.	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

11I.	Notices.

All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 200 S.W. Market Street, Suite 1800, Portland, Oregon 97201, Fax No. 503-240-6615, Attention: Chief Executive Officer, with a copy to Greg Struxness, Esq., Ater Wynne LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97201, Fax No. 503-226-0079. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Purchaser Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J.	Payments Due on Non-Business Days.

Anything in this Agreement, the Notes or the other Transaction Documents to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

11K.	Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L.	Descriptive Headings.

The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M.	Satisfaction Requirement.

If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

11O.	Severalty of Obligations.

The sales of Notes to the Purchasers are to be several sales, and the obligations of PIM and the Purchasers under this Agreement are several obligations. No failure by PIM or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither PIM nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11P.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q.	Binding Agreement.

When this Agreement is executed and delivered by the Company, on the one hand, and PIM and Prudential, on the other hand, it shall become a binding agreement between the Company, on the one hand, and PIM and Prudential, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

11R.	No Novation.

This Agreement amends and restates in its entirety the Note Purchase and Private Shelf Agreement, dated as of February 25, 2004, by and among the Company, PIM, Prudential and PRIAC, as modified by certain letter agreements dated May 20, 2005 and June 1, 2006, and as otherwise modified prior to the date of the amendment and restatement hereof (collectively, the “Original Agreement”). This Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Original Agreement, as amended and restated hereby, shall remain in full force and effect.

11S.	Confidentiality.

For the purposes of this paragraph 11R, “Confidential Information” means information delivered to PIM or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by PIM or such Purchaser as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to PIM or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by PIM or such Purchaser or any Person acting on its behalf, (c) otherwise becomes known to PIM or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to PIM or such Purchaser under paragraph 5A that are otherwise publicly available. PIM and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it; provided that PIM or such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11R, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11R), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11R), (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to PIM or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which PIM or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent PIM or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes and the other Transaction Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11R as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11R.

11T.	Jury Waiver.

THE COMPANY, PIM, PRUDENTIAL AND THE OTHER HOLDERS FROM TIME TO TIME OF THE NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE

LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY, PIM, THE PURCHASERS AND EACH OF THE OTHER HOLDERS OF NOTES FROM TIME TO TIME EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY, PIM, THE PURCHASERS AND EACH OF THE OTHER HOLDERS OF NOTES FROM TIME TO TIME FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11U.	Personal Jurisdiction.

To the fullest extent permitted by law, the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Notes, the other Transaction Documents or any of the agreements, documents or instruments delivered in connection herewith may be brought in the courts of the State of California, the State of New York, or the United States of America for the Northern District of California or the Southern District of New York as PIM, Prudential and the other holders from time to time of Notes (as applicable) may elect, and, by execution and delivery hereof, the Company accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and, to the fullest extent permitted by law, agrees that such jurisdiction shall be exclusive, unless waived by PIM, Prudential and the other holders from time to time of Notes (as applicable) in writing, with respect to any action or proceeding brought by the Company against any Purchaser or any holder of Notes. The Company hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

11V.	Acknowledgment of Notice.

The Required Lenders hereby acknowledge that the documents delivered by the Company pursuant to paragraph 3(C)(1) shall constitute a Most Favored Lender Notice under paragraph 5K for purposes of the modifications effected in the Bank Credit Agreement as of the date of the amendment and restatement hereof.

[Remainder of page intentionally left blank. Next page is signature page.]

Very truly yours,

NORTHWEST PIPE COMPANY,
an Oregon corporation

By:
Name:	Brian W. Dunham
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Note Purchase and Private Shelf Agreement]

The foregoing Agreement is hereby accepted
as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as Investment Manager

By:
Vice President

[Signature Page to Amended and Restated Note Purchase and Private Shelf Agreement]